Exhibit 8.2

Nelson Mullins Riley & Scarborough LLP

Attorneys and Counselors at Law

100 North Tryon Street / 42nd Floor / charlotte, NC 28202-4007

Tel: 704.417.3000 Fax: 704.377.4814

www.nelsonmullins.com

April 30, 2013

First National Bank of Shelby

106 South Lafayette Street

Shelby, North Carolina 28150

Re:	Bank of the Ozarks, Inc.

Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel for First National Bank of Shelby, a national banking association (“FNB”), in connection with the proposed merger (the “Merger”) of FNB with and into Bank of the Ozarks, an Arkansas state banking corporation (the “Buyer Bank”), a wholly-owned subsidiary of Bank of the Ozarks, Inc., an Arkansas corporation (the “Buyer”), pursuant to an Agreement and Plan of Merger dated as of January 24, 2013 and amended as of February 5, 2013, by and among FNB, the Buyer Bank and the Buyer (the “Agreement”), as described in the Registration Statement on Form S-4 in the form to be filed by the Buyer with the Securities and Exchange Commission (the “Registration Statement”).

In that connection, you have requested our opinion regarding the material Federal income tax consequences of the Merger. In providing our opinion, we have examined the Agreement, the Registration Statement, and such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the Merger will be consummated in the manner contemplated by the Registration Statement and in accordance with the provisions of the Agreement; and (ii) the factual representations made to us by the Buyer, the Buyer Bank and FNB in their respective letters delivered to us for purposes of this opinion are accurate and complete.

Based upon the foregoing, in our opinion, for Federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Buyer, the Buyer Bank and FNB will each be a party to such reorganization within the meaning of Section 368(b) of the Code. As such, the following federal income tax consequences will result to the Buyer, the Buyer Bank, FNB and the FNB shareholders:

With offices in the District of Columbia, Florida, Georgia, Massachusetts, North Carolina, South Carolina, Tennessee and West Virginia

First National Bank of Shelby

1. No gain or loss will be recognized by the Buyer, the Buyer Bank or FNB as a result of the Merger.

2. FNB shareholders will not recognize any gain or loss with respect to the exchange of their FNB common stock for the Buyer common stock received. To the extent a FNB shareholder receives both FNB common stock and cash consideration in the Merger, such FNB shareholder will have to recognize gain (but not loss) in connection with any cash consideration received in the Merger.

3. The tax basis of the Buyer common stock received by each FNB shareholder will equal the tax basis of such shareholder’s FNB common stock held at the time of the Merger, decreased by the amount of cash received by such FNB shareholder in the Merger, and increased by the amount of gain or dividend, if any, to the FNB shareholder which was recognized on such exchange.

4. The holding period of the Buyer common stock received by the FNB shareholders will include the holding period during which the FNB common stock held at the time of the Merger was held, provided that such stock was held as a capital asset in the hands of the FNB shareholders at the Effective Time of the Merger.

5. Any cash received by a FNB shareholder in lieu of a fractional share will be treated as received in exchange for such fractional share, and any gain or loss recognized as a result of the receipt of such cash will be capital gain or loss equal to the difference between the cash received and the portion of the shareholder’s basis in FNB common stock allocable to such fractional share interest.

The opinions expressed herein are based upon existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements contained in the letters from the Buyer, the Buyer Bank and FNB referred to above, which we have assumed will be true as of the effective time of the Merger. Our opinions cannot be relied upon if any of the facts pertinent to the Federal income tax treatment of the Merger stated in such documents or in such additional information is, or later becomes, inaccurate, or if any of the statements contained in the letters from the Buyer, the Buyer Bank or FNB referred to above are, or later become, inaccurate. Finally, our opinions are limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger or any other transactions.

This opinion is being delivered to you solely for the purpose of being included as an exhibit to the Registration Statement; it may not be relied upon or utilized for any other purpose (including without limitation satisfying any conditions in the Agreement) or by any other person

First National Bank of Shelby

or entity, and may not be made available to any other person or entity without our prior written consent. Notwithstanding the previous sentence, we hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm under the heading “THE MERGER – Material Federal Income Tax Consequences of the Merger”.

Very truly yours,

/s/ NELSON MULLINS RILEY & SCARBOROUGH, L.L.P.